Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) memorializes an oral agreement made January 15, 2008 by and between Physicians Remote Solutions, Inc., a Florida corporation, (“Physicians Remote”), with its principal place of business at 550 Chemin du Golf, Suite 202,

Ile des Soeurs, Quebec, Canada, H3E 1A8 and Arshad Shah residing at 3174 West 3rd Avenue, Vancouver, British Columbia, V6K 1N3 Canada, (the “Executive”) (collectively the "Parties").

WHEREAS, the Parties desire to enter into the Agreement to reflect the Executive’s capacities in Physicians Remote’s business and to provide for Physicians Remote’s employment of the Executive; and

WHEREAS, the Parties wish to set forth the terms and conditions of that employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.

Term

Physicians Remote hereby employs the Executive, and the Executive hereby accepts employment with Physicians Remote as a consultant, upon the terms and conditions set forth in the Agreement. Unless terminated earlier pursuant to Section 5, the Executive’s employment pursuant to the Agreement shall be for the period commencing January 15, 2008 (the “Commencement Date”) and ending June 15, 2008. The Initial Term, together with any such extension, shall be referred to herein as the “contract period.”

2.

Title; Duties

During the contract period, the Executive shall be employed in the business of Physicians Remote and its affiliates. The Executive shall explore overseas markets, such as Middle East, South East Asia, namely China, to take advantage of the Executive’s business experience in the region and language skills and developing marketing plans for the Company’s products in the region. The Executive’s responsibilities include, but are not limited to, concept and brand development, assessments of marketing opportunities and target markets, development of a detailed strategy for growing the business through building and coordinating the necessary financial, legal and advertising relationships. intelligence gathering on customers and competitors, generation of leads for possible sales, follow-up sales activity, formal proposal writing and business model design.

The Executive shall report to the Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Executive.

3.

Extent of Services

The Executive may, without impairing or otherwise adversely affecting the Executive’s performance of his duties to Physicians Remote, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Directors, serve on the boards of directors of corporations other than Physicians Remote, provided, however, that no such approval shall be necessary for the Executive’s continued service on any board of directors on which he was serving on the date of the Agreement, all of which have been previously disclosed to the Board of Directors in writing and provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any off-track betting facilities.

4.

Compensation and Benefits

(a)

Fees. Physicians Remote shall pay the Executive a non- initial gross base fee for the period ending June 15, 2008 (“Base Fee”) payable in shares of the common stock as follows: 300,000 shares.

Physicians Remote’s Board of Directors or, if established, its Compensation Committee (the “Compensation Committee”) shall review the Executive’s Base Fee semi-annually and may increase (but not decrease) the Executive’s Base Fee as in effect from time to time as the Compensation Committee shall deem appropriate.

(b)

Incentive Compensation. The Executive will also receive an incentive bonus (the “Incentive Bonus”) as set forth below:

option to purchase 500,000 shares at US$.06 vesting immediately option to purchase 200,000 shares at US$.06 vesting May 1, 2008 option to purchase 100,000 shares at US$ .06 vesting June1, 2008 option to purchase 100,000 shares at US$..06 vesting July 1, 2008 option to purchase 100,000 shares at US$ .06 vesting August1, 2008 option to purchase 100,000 shares at US$ .06 vesting September 1, 2008 option to purchase 100,000 shares at US$ .06 vesting October 1, 2008

(c)

Benefits. The Executive shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as Physicians Remote extends, as a matter of policy, to its executives.

(d)

Reimbursement of Business Expenses. Physicians Remote shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under the Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as Physicians Remote may reasonably request.

5.

Termination

Either Party may terminate employment of the Executive under the Agreement without cause in which event, if such termination is accomplished by Physicians Remote, the Executive will be entitled to compensation and benefits to the end of the Contract Period; and if By the Executive, his compensation shall reduced pro rata.

Physicians Remote may terminate the Agreement at any time for cause, which will reduce the Executive’s compensation and benefits pro rata.

The Executive may terminate his employment under the Agreement at any time for good reason in that (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at Physicians Remote, or any other action by Physicians Remote which results in a substantial diminution or other substantive adverse change in the Executive’s duties or responsibilities, (ii) Physicians Remote’s failure to pay the Executive any Base Fee or other compensation to which he becomes entitled, or (iii) Physicians Remote’s breach of any of its other obligations under the Agreement. “ In this event, compensation and benefits shall continue to the end of the Contract Period.

The Executive’s employment shall terminate immediately upon his death or disability which shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by Physicians Remote to the Executive. In this event, compensation and benefits shall continue to the end of the Contract Period.

6.

Confidentiality

(a)

Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Physicians Remote’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Physicians Remote, or of a third Party which provided proprietary information to Physicians Remote on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Physicians Remote and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)

Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c)

Obligations. Both during and after the contract period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before the Agreement is signed or afterward (except as required by applicable law or otherwise as necessary in connection with the performance of the Executive’s duties to Physicians Remote hereunder). In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third Party, including employees of Physicians Remote (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from Physicians Remote’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third Party.

(d)

Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for Physicians Remote is the property of Physicians Remote. The Executive agrees to deliver to Physicians Remote all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Directors during his employment and immediately upon termination of his employment.

7.

Noncompetition

(a)

Restriction on Competition. For the period of the Executive’s employment with Physicians Remote and for 12 months following the expiration or termination of the Executive’s employment by Physicians Remote (the “Restricted Period”), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Executive’s employment if the Executive’s employment is terminated following a Change in Control, the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, , or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private off-track betting, o r international simulcast company, or (ii) any other business that Physicians Remote conducts as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)

Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of Physicians Remote whom Physicians Remote had provided services at any time during the Executive’s employment with Physicians Remote in any line of business that Physicians Remote conducts as of the date of the Executive’s termination of employment or that Physicians Remote is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by Physicians Remote.

(c)

Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of Physicians Remote, to hire any person who is then or was at any time during the preceding six months an employee of Physicians Remote and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from Physicians Remote a vice president, senior vice president or executive vice president or other senior executive employee of Physicians Remote.

(d)

Acknowledgment. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Physicians Remote as the result of his employment, as well as access to the relationships between the Company and Physicians Remote and their clients and employees. The Executive further acknowledges that the business of Physicians Remote is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure Physicians Remote. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for Physicians Remote’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)

Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, Physicians Remote shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Physicians Remote under law or in equity (including, without limitation, the recovery of damages):

(i)

The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)

The right and remedy to require the Executive to account for and pay over to Physicians Remote and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to Physicians Remote and, if applicable, its affected affiliates.

(f)

Without limiting Section 11(i), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g)

The provisions of Section 8(a) shall not apply in the event that the Agreement is not renewed as provided in Section 1.

8.

Executive Representation

The Executive represents and warrants to Physicians Remote that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with the Agreement or which would prevent him from performing his obligations under the Agreement.

 9.

Enforcement and Indemnification

(a)

Physicians Remote . in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as Physicians Remote or the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of Physicians Remote and the Executive that such determination not bar or in any way affect Physicians Remote’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The Parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

(b)

Physicians Remote will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a Party by reason of the Executive being or having been an officer, director, or employee of Physicians Remote or any subsidiary or affiliate of Physicians Remote. Physicians Remote agrees to pay to the Executive in advance of the final disposition of any proceeding all such amounts incurred or suffered.

10.

Miscellaneous

(a)

Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with Physicians Remote in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Physicians Remote which relate to events or occurrences that transpired while Executive was employed by Physicians Remote; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Physicians Remote at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with Physicians Remote in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Physicians Remote. Physicians Remote shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Fee and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 11(a), including, but not limited to, reasonable attorneys’ fees and costs.

(b)

Taxes. The Consultant agrees to be solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance, if any; and the Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by the Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of the Consultant.

(c)

Responsibility for Insurance. In the performance of this Agreement the Consultant is acting on his own behalf and not as an employee or agent of the Company. The Consultant shall be solely responsible for any physical or other injuries to persons or damage to property.

(d)

Non-Solicitation. Consultant agrees that during the Term and for one year thereafter, the Consultant will not encourage or solicit any employee or consultant of Company to leave the Company for any reason.

(e)

Legal Relationship. The Parties agree that the Consultant is an independent contractor and shall not in any way be deemed to be an employee of the Company and the Consultant shall not have the authority to bind the Company or act on the Company’s behalf with third parties except as expressly permitted by the Company in writing.

(f)

Notices. All notices required or permitted under the Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)

If to Physicians Remote, to:

Rene Arbic, Chief Executive Officer

550 Chemin du Golf, Suite 202,

Ile des Soeurs, Quebec, Canada, H3E 1A8

Phone: 514-380-5353

Fax: 514 380-5860

Email: arbic@valtech.ca

(ii)

If to the Executive, to:

Arshad Shah

3174 West 3rd Avenue

Vancouver, British Columbia, V6K 1N3 Canada,

Phone: 604-687-7472

Email: ashah@xcmobile.com

or to such other address or addresses as either Party shall designate to the other in writing from time to time by like notice.

(g)

Pronouns. Whenever the context may require, any pronouns used in the Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(h)

Entire Agreement. the Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of the Agreement.

(i)

Amendment. The Agreement may be amended or modified only by a written instrument executed by both Physicians Remote and the Executive.

(j)

Governing Law. The Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

(k)

Successors and Assigns. the Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which Physicians Remote may be merged or which may succeed to its assets or business or any entity to which Physicians Remote may assign its rights and obligations under the Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(l)

Waiver. No delays or omission by Physicians Remote or the Executive in exercising any right under the Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Physicians Remote or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(m)

Captions. The captions appearing in the Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of the Agreement.

(n)

Severability. In case any provision of the Agreement shall be held by a court or arbitrator with jurisdiction over the Parties to the Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

 (o)

Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first above written.

PHYSICIANS REMOTE SOLUTIONS, INC..

By: _/s/Rene Arbic_____

Name: Rene Arbic

Title: Chief Executive Officer

THE EXECUTIVE

/s/Arshad Shah______

Name: Arshad Shah